EXHIBIT 99.1


INTERLINK ELECTRONICS ANNOUNCES
POSTPONEMENT OF EARNINGS CALL

Camarillo, California - November 8, 2005 - Due to time constraints involved in completing its quarterly review, Interlink Electronics, Inc. (NASDAQ:LINK) announced the postponement of its earnings call scheduled for 1:30 PST today.

"This issue is relatively minor and appears at this point to be in our favor", said Charles Best, Interlink's Chief Financial Officer. "However, to allow our internal staff and our auditors to fully understand the issue, we have elected to defer the release of our financial information for the three and nine month periods ended September 30, 2005. We will announce a new release date in the next few days."

Interlink currently expects that it will file for an extension of the filing date for its quarterly report on Form 10-Q for the third quarter to Monday, November 14, 2005, and expects to make the filing within the extended period.

ABOUT INTERLINK ELECTRONICS, INC.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today's interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers who buy through our OEM channel include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http:// www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/

            All registrations and trademarks are properties of their
                               respective owners.

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding the Company's financial statements should be considered in light of these factors.


Interlink Electronics
546 Flynn Road
Camarillo, CA 93012
(805) 484-8855 ext. 114
Michelle Lockard, Investor Relations
mlockard@interlinkelectronics.com


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